PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 10, 1998)

                                1,379,310 SHARES

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION

                                  COMMON STOCK

                               -------------------

      American Real Estate Investment Corporation is a corporation engaged in the ownership, acquisition, management and development of industrial and office properties.

      We are offering to sell an aggregate of 1,379,310 shares of common stock at a price of $14.50 per share, par value $.001 per share, with this prospectus supplement directly to those persons listed under "Plan of Distribution." Our common stock is listed for trading on the American Stock Exchange under the symbol "REA." On September 22, 1999, the last reported sale of our common stock on the American Stock Exchange was $14.25 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

                               -------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -------------------

          The date of this prospectus supplement is September 23, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
                              PROSPECTUS SUPPLEMENT

USE OF PROCEEDS..............................................................S-1
PLAN OF DISTRIBUTION.........................................................S-1
DESCRIPTION OF CAPITAL STOCK.................................................S-1
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...................................S-13

                                   PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION.......................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     2
FORWARD-LOOKING INFORMATION...............................................     3
RISK FACTORS..............................................................     4
THE COMPANY...............................................................    10
USE OF PROCEEDS...........................................................    10
RATIO OF EARNINGS TO FIXED CHARGES........................................    11
DESCRIPTION OF CAPITAL STOCK..............................................    11
DESCRIPTION OF DEPOSITARY SHARES..........................................    17
METHOD OF SALE............................................................    20
FEDERAL INCOME TAX CONSIDERATIONS.........................................    21
LEGAL MATTERS.............................................................    29
EXPERTS...................................................................    30

                                 USE OF PROCEEDS

      We estimate that we will receive net proceeds from this offering of approximately $19.9 million, after deducting estimated expenses. We will use the proceeds from the sale of the common stock for general corporate purposes including working capital and funding acquisitions.

                              PLAN OF DISTRIBUTION

      We are selling an aggregate of 1,379,310 shares of our common stock directly to Jeffrey E. Kelter and Hudson Bay Partners II, L.P. at a purchase price of $14.50 per share. Messr. Kelter is a member of our board of directors and Hudson Bay Partners II, L.P. is one of our principal stockholders.

                          DESCRIPTION OF CAPITAL STOCK

      In addition to the information below, you should also read the information contained under the heading "Description of Capital Stock" beginning on page 11 in the accompanying Prospectus before deciding whether to invest in shares of our common stock. However, if the information set forth below differs from the information set forth in the accompanying Prospectus, you should rely on the information set forth below.

GENERAL

      Under our Charter, the total number of shares of all classes of stock that we have authority to issue is 65,000,000. Currently, 59,200,000 shares are classified as common stock, $.001 par value, 800,000 shares are classified as Series A Convertible Preferred Stock, $.001 par value (the "Series A Preferred Shares"), 4,200,000 shares are classified as Series B Convertible Preferred Stock, S.001 par value (the "Series B Preferred Shares") and 800,000 shares are classified as Series C Convertible Preferred Stock (the "Series C Preferred Shares"). Currently, no Series B Preferred Shares or Series C Preferred Shares are issued or outstanding. Upon completion of the first of three closings of a transaction (the "Reckson Transaction") with affiliates of Reckson Associates Realty Corporation (collectively, "Reckson") and Robert Morris, Joseph Morris and certain of their affiliates (collectively, "Morris") which we anticipate will be completed prior to the completion of this offering, we will issue Series B Preferred Shares and upon completion of a private placement with three institutional investors (the "Private Placement"), which we anticipate will be completed prior to the completion of this offering, we will issue Series C Preferred Shares. Our board of directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock subject to the rights of the holders of Series A, Series B and Series C Preferred Shares described below.

      As general partner of our operating partnership, American Real Estate Investment, L.P., we may authorize the creation of one or more series of preferred OP Units having such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such OP Units as we may determine subject to the rights of the holders of Series B, Series C and Series D Convertible Preferred Units described below. We also may authorize the issuance of additional common OP Units on such terms and conditions as we may determine.

      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

COMMON STOCK

      The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. Except for the voting rights of the holders of Series A, Series B and Series C Preferred Shares described below, rights provided in any Articles Supplementary adopted by our board of directors with respect to any future series of preferred stock or as otherwise required by law, the holders of shares of common stock possess all voting power. Our board of directors is divided into three classes. The three classes have staggered terms of office so that the terms of office of directors of only one class expires at each annual meeting of stockholders. The directors of each class are elected for three year terms and until his or her successor is elected and duly qualified or until his or her earlier death, resignation or removal. Our Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock including the Series A, Series B and Series C Preferred Shares, the holders of shares of common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor and upon liquidation are entitled to receive pro rata all assets of our company available for distribution to such holders. All shares of common stock outstanding are fully paid and non-assessable, and the holders thereof have no preemptive rights under our Charter. However, under an agreement pursuant to which certain institutional holders (for whom Morgan Stanley Asset Management Inc. acts as agent) purchased shares of our common stock, if we propose to issue shares of our common stock for cash, these institutional holders have the right to purchase, on the same terms, up to an amount of the securities such that, upon consummation of the proposed issuance, such holders would hold the same percentage of our common stock as such holders held immediately prior to such issuance. Holders of our Series A Preferred Stock have similar rights as described below under "Preferred Stock--Terms of Series A Convertible Preferred Stock--Preemptive Rights" below.

PREFERRED STOCK

      GENERAL

      Under our Charter, our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the terms of each series. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

      TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

      We currently have 800,000 Series A Preferred Shares issued and outstanding. The Series A Preferred Shares have the following terms:

      VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series A Preferred Shares are not entitled to vote. The affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by holders of outstanding Series A Preferred Shares is required to authorize or increase the number of shares of a class senior to the Series A Preferred Shares or to authorize any amendment to our Charter that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series A Preferred Shares. If and whenever dividends on any Series A Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting our board of directors shall be increased by one and the holders of Series A Preferred Shares, voting as a single class, will be entitled to nominate and vote for the election of the additional director.

      DIVIDENDS. Holders of Series A Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common stock and any other shares of our capital stock ranking junior to the Series A Preferred Shares, when, as and if declared by our board of directors out of funds legally available for that purpose, at the rate of the greater of
(i) $2.25 per share per year or (ii) an amount per share equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to the number of shares of common stock into which each Series A Preferred Share is then convertible. Such dividends are cumulative from the date of issuance of the Series A Preferred Shares and compound quarterly at a rate of 9% per annum.

      LIQUIDATION. In the event of any (i) liquidation, dissolution or winding-up of our affairs, (ii) consolidation or merger which results in a change in control of our company, or (iii) sale or transfer of all or substantially all of our assets other than to an affiliate (each a "Liquidation Event"), the holders of Series A Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our stockholders, before distributions are made to holders of our common stock or any other shares of our capital stock ranking junior to the Series A Preferred Shares as to liquidating distributions, the greater of (i) (A) a liquidation preference equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into shares of our common stock immediately prior to such liquidation, sale or merger. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be an issuer of senior unsecured debt securities or preferred stock rated investment grade and that has common equity securities with an average daily trading volume of $2,475,000 over the prior 30 trading days, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If there is a Liquidation Event after December 15, 2003, the liquidation premium will be equal to the redemption premium set forth in the following paragraph.

      REDEMPTION. We may not redeem Series A Preferred Shares prior to December 15, 2003. On or after December 15, 2003, we may redeem for cash all, but not less than all, of the outstanding Series A Preferred Shares at a price per share equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:

                                                                                   REDEMPTION PREMIUM AS
                                                                                      A PERCENTAGE OF
         REDEMPTION DATE                                                           LIQUIDATION PREFERENCE
         --------------------------------------------------------------------      -----------------------
         From December 15, 2003
           through and including December 14, 2004...........................               4.5%

         From December 15, 2004
           through and including December 14, 2005...........................               3.375%

         From December 15, 2005
           through and including December 14, 2006...........................               2.25%

         From December 15, 2006
           through and including December 14, 2007...........................               1.125%

         Thereafter..........................................................               0%


      CONVERSION. Each share of Series A Preferred Shares is convertible at any time into the number of shares of our common stock obtained by dividing the aggregate liquidation preference (which is $25 per share) of such Series A Preferred Shares by $16.50. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common stock, the issuance of rights, options or warrants to holders of our common stock entitling them to purchase shares of our common stock at a price less than their current market value or any action affecting our common stock that in the opinion of our board of directors would materially adversely affect the conversion rights of the holders of Series A Preferred Shares.

      RIGHTS UPON CERTAIN TRANSACTIONS. We may not enter into certain transactions in which shares of our common stock are converted into the right to receive securities or other property (including cash), unless each Series A Preferred Share that is not redeemed or converted into the right to receive securities or other property will be converted into the securities or other property that would have been received if such Series A Preferred

Shares were converted into common stock immediately prior to the transaction. We may not agree to enter into such a transaction unless provisions are made that enable holders of Series A Preferred Shares that remain outstanding after the transaction to convert their shares into the consideration received by holders of common stock at the conversion price in effect immediately prior to the transaction. Furthermore, in the event of a consolidation or merger with an unaffiliated entity in which our company is not the surviving entity, the holders of Series A Preferred Shares may require us to make provision for the Series A Preferred Shares in accordance with the immediately preceding sentences unless we redeem all of the Series A Preferred Shares for an amount equal to the liquidation preference, plus a redemption premium of 10% of the liquidation preference.

      PREEMPTIVE RIGHTS. If we propose to issue for cash either shares of our common stock or securities convertible into shares of our common stock (with the exception of limited partner interests in our operating partnership), we must give each holder of Series A Preferred Shares the right to purchase, on the same terms, up to an amount of our common stock or other securities issued so that, upon consummation of the proposed issuance, such holder would hold the same percentage of our common stock that it held immediately prior to the proposed issuance (assuming conversion to shares of common stock of all Series A Preferred Shares held by such holder).

      TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

      Upon consummation of the first closing of the Reckson Transaction, which we anticipate will be completed prior to the completion of this offering, we will have 1,600,000 Series B Preferred Shares issued and outstanding. We do not anticipate that we will issue any additional Series B Preferred Shares in connection with any subsequent closing of the Reckson Transaction (although, the Series C Convertible Preferred Units issued in the Reckson Transaction are convertible in the Series B Preferred Shares). The Series B Preferred Shares will have the following terms:

      VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series B Preferred Shares are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series B Preferred Shares is required to authorize or increase the number of shares of another class ranking senior to the Series B Preferred Shares or to authorize an amendment to our Charter that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series B Preferred Shares. If and whenever (i) dividends on any Series B Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), (ii) we breach certain fixed charge coverage ratios, (iii) our aggregate dividends declared or paid on our common stock and preferred stock from the issue date of any Series B Preferred Shares exceeds our cumulative funds from operations plus capital gains not included in our funds from operation from such issue date or (iv) we breach any covenant granted to holders of future series of our preferred stock that restricts the total amount of our indebtedness and preferred stock to a specified percentage of the value or our assets or real estate, the number of directors then constituting our board of directors shall be increased by one and the holders of Series B Preferred Shares, voting as a single class, will be entitled to nominate and vote for the election of the additional director.

      DIVIDENDS. Holders of Series B Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common stock, and any other shares of our capital stock ranking junior to the Series B Preferred Shares, when, as and if declared by our board of directors out of funds legally available for that purpose, at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to our common stock exceeds a rate of $1.56 (subject to adjustment) per share per year. Such dividends shall be cumulative from the date of issuance of the Series B Preferred Shares and shall compound at a rate per annum equal to 9.75%.

      LIQUIDATION. In the event of any (i) liquidation, dissolution or winding-up of our affairs, (ii) consolidation or merger which results in a change in control of our company, or (iii) sale or transfer of all or substantially all of our assets other than to an affiliate (each a "Liquidation Event"), the holders of Series B

Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our stockholders, before distributions are made to holders of our common stock or any other shares of our capital stock ranking junior to the Series B Preferred Shares as to liquidation distributions, the greater of (i) (A) a liquidation preference in an amount equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into shares of common stock immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred stock rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

      REDEMPTION. We may redeem for cash, at any time, all or part of the outstanding Series B Preferred Shares. On or before the fifth anniversary of the date of issuance of the shares we may redeem the shares for cash at a redemption price per share equal to the amount necessary to produce a 17% internal rate of return. After the fifth anniversary of the date of issuance, we may redeem for cash the shares at a redemption price equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:

                                                                                   REDEMPTION PREMIUM AS
                                                                                      A PERCENTAGE OF
         REDEMPTION DATE                                                           LIQUIDATION PREFERENCE
         --------------------------------------------------------------------      -----------------------

         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance......              4.825%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance....              3.62%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance.....              2.41%

         From the eighth anniversary of the date of issuance
         to and including the ninth anniversary of the date of issuance......              1.21%

         Thereafter..........................................................              0%


If we call less than all the Series B Preferred Shares for redemption, shares will be redeemed PRO RATA on the basis of the number of shares owned. In the event of a change in control in which the surviving entity does not have or may not have senior unsecured indebtedness or preferred stock rated investment grade, each holder of Series B Preferred Shares shall have the right to require us to redeem all, but not less than all, outstanding Series B Preferred Shares owned by such holder for an amount per share equal to the liquidation preference plus a premium equal to 10% of the liquidation preference.

      In addition, pursuant to the rules of the American Stock Exchange, we are not permitted to issue common stock or securities convertible into common stock in one transaction or a series of related transactions which would result in the issuance of more than 19.9% of our issued and outstanding common stock unless our stockholders approve such issuance. As a result, the preferred stock and preferred OP Units received by the parties in the Reckson Transaction may not be converted into our common stock to the extent that the common stock they would receive upon the conversion combined with our common stock they receive in the transaction, exceeds 19.9% of the total number of shares of our issued and outstanding common stock unless approved by our stockholders prior to any conversion. We have agreed that if our stockholders fail to approve the issuance within one year from the date the preferred stock was received and two years from the date the preferred OP Units were received, each holder of the preferred stock or the preferred OP Units, as the case may be, received by the parties in the Reckson Transaction will be entitled to redeem for cash, at the applicable redemption price, all preferred stock or units, as the case may be, that may not be converted into our common stock without violating this rule. Additionally, we agreed in the Reckson Transaction to grant the parties a similar redemption right if we fail to file a proxy statement with the Securities and Exchange Commission within six months of the first closing of the Reckson Transaction and hold a meeting of our stockholders within one year of the first closing of the Reckson Transaction. Furthermore, we agreed to grant a limited redemption right to certain of the Reckson entities in certain circumstances if we fail to provide evidence of our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code").

     CONVERSION. Subject to obtaining stockholder approval as described above, each holder of Series B Preferred Shares has the right, at his or her option, at any time and from time to time, to convert such shares into the number of shares of our common stock obtained by dividing the aggregate liquidation preference of such Series B Preferred Shares by a conversion price of $16.00. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common stock or any action affecting our common stock that in the opinion of our board of directors would materially adversely affect the conversion rights of the holders of Series B Preferred Shares.

     FAVORED STATUS. Pursuant to the contribution agreement executed in connection with the Reckson Transaction, we and our operating partnership have agreed that the Reckson and Morris entities receiving our preferred stock or preferred OP Units will be entitled the benefit of any change or supplement to the terms of our Series C Preferred Shares which was previously disclosed to Reckson and Morris, if the change or supplement is beneficial to the purchasers of the Series C Preferred Shares.

     TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

     Upon consummation of the Private Placement, which we anticipate will be completed prior to the completion of this offering, we will have 800,000 shares of Series C Preferred Shares issued and outstanding. The Series C Preferred Shares have the following terms:

     VOTING RIGHTS. Except in certain limited circumstance and as required by applicable law, the Series C Preferred Shares are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by the holders of the Series C Preferred Shares is required to authorize or increase the number of shares of a class senior to, or on parity with the Series C Preferred Shares or to authorize an amendment to our Charter that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series C Preferred Shares.

     DIVIDENDS. The holders of Series C Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common stock and any other shares of our capital stock ranking junior to the Series C Preferred Shares, when, as and if authorized and declared by our board of directors out of funds legally available for that purpose, cumulative dividends payable quarterly in cash at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to one share of our common stock exceeds a rate of $1.54 (subject to adjustment) per year multiplied by the conversion ratio then in effect for the Series C Preferred Shares. Such dividends shall be cumulative from the date of issuance of the Series C Preferred Shares and compound quarterly at a rate of 9.75% per annum.

     LIQUIDATION. In the event of any Liquidation Event, the holders of Series C Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our stockholders, before distributions are made to holders of our common stock or any other shares of our capital stock ranking junior to the Series C Preferred Shares as to liquidation distributions, the greater of (i) (A) a liquidation preference in an amount equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into shares of common stock immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred stock rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event, the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

     REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series C Preferred Shares, we may redeem for cash all or part of the outstanding Series C Preferred Shares at a price per share equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:

                                                                                   Redemption Premium as a
                                                                                        Percentage of
         Redemption Date                                                           Liquidation Preference
         -------------------------------------------------------------------       ------------------------

         From the fifth anniversary of the date of issuance
           to and including the sixth anniversary of the date of issuance....               4.75%

         From the sixth anniversary of the date of issuance
           to and including the seventh anniversary of the date of issuance..              3.5625%

         From the seventh anniversary of the date of issuance
           to and including the eighth anniversary of the date of issuance...              2.375%

         From the eighth anniversary of the date of issuance
         to and including the ninth anniversary of the date of issuance......              1.1875%

         Thereafter..........................................................                0%


If we call less than all of the outstanding Series C Preferred Shares for redemption, shares will be redeemed pro rata in proportion to the number shares owned.

     CONVERSION. Each holder of Series C Preferred Shares may at any time convert such shares into the number of our shares of common stock obtained by dividing the aggregate liquidation preference of such Series C Preferred Shares by a conversion price of $15.75. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common stock, the granting of rights, options or warrants to holders of our common stock entitling them to purchase shares of our common stock at a price less than their current market value or any action affecting our common stock that in the opinion of our board of directors would materially adversely affect the conversion rights of the holders of Series C Preferred Shares.

     OP UNITS

     Our operating partnership has, in addition to common OP Units, three series of convertible preferred OP Units outstanding (Series A, B and D) and will have an additional three series of convertible preferred OP Units outstanding (Series C, E and F) upon completion of the Reckson Transaction and the Private Placement. The following is a description of the common OP Units and each series of preferred OP Units.

     COMMON UNITS

     As of September 21, 1999, there were 14,534,286 common OP Units outstanding of which we owned approximately 52%. On a fully-diluted basis, we would own approximately 53 % of the common OP Units (assuming the exchange or conversion of all preferred OP Units that are exchangeable for common OP Units and the exercise of all warrants to purchase common OP Units). The remaining common OP Units are owned by limited partners of the operating partnership. Each common OP Unit may be converted by the holder into one share of our common stock (subject to certain anti-dilution provisions), or in certain cases, at our option, the cash value of one share of common stock.

     SERIES A CONVERTIBLE PREFERRED UNITS

     We currently hold all of the outstanding Series A Convertible Preferred Units. Each of these OP Units has a liquidation and dividend preference identical to the preference of one share of Series A Convertible Preferred Stock. Upon the conversion or redemption of shares of Series A Convertible Preferred Stock for shares of our common stock, we are required to convert an equal number of Series A Convertible Preferred Units into common OP Units.

     SERIES B CONVERTIBLE PREFERRED UNITS

     The operating partnership currently has 300,000 Series B Convertible Preferred Units issued and outstanding. The Series B Convertible Preferred Units have the following terms:

     VOTING RIGHTS. Except in limited circumstances and as required by applicable law, holders of Series B Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series B Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series B Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect any power, preference or special right of the holders of the Series B Convertible Preferred Units.

     DISTRIBUTIONS. Holders of Series B Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to cash distributions, payable on the operating partnership's common OP Units, and any other units ranking on a parity with or junior to the Series B Convertible Preferred Units, when, as and if declared by us, as general partner of the operating partnership, out of net operating cash flow at a rate of $2.375 per unit per year. Such cash distributions are cumulative from the date of issuance of the Series B Convertible Preferred Units and shall compound at a rate per annum equal to 9.50%.

     LIQUIDATION. In the event of any (a) dissolution or winding up of the operating partnership or us or (b) a sale or transfer of all or substantially all of the operating partnership's or our assets other than to an affiliate of the operating partnership or us, the holders of the Series B Convertible Preferred Units will be entitled to receive out of capital, surplus or earnings, before distributions are made to the holders of any of the operating partnership's common OP Units or any other units ranking junior to the Series B Convertible Preferred Units as to liquidation distributions an amount equal to $25.00 per Series B Convertible Preferred Unit and accrued and unpaid cash distributions.

     REDEMPTION. The operating partnership may redeem for cash all or part of the outstanding Series B Convertible Preferred Units at a price per unit equal to the liquidation preference (which is $25.00 per unit) plus accrued and unpaid cash distributions. Upon notice from the operating partnership of its intention to redeem the Series B Convertible Preferred Units, the holders of the Series B Convertible Preferred Units shall be entitled to convert such Series B Convertible Preferred Units into shares of our Common stock as described in the following paragraph.

     CONVERSION. Each holder of Series B Convertible Preferred Units has the right, at his or her option, at any time and from time to time, to convert such units into the number of shares of our common stock based upon the conversion price. Based upon the current conversion price, the holders of the Series B Convertible Preferred Units are entitled to 454,545 shares of our common stock upon conversion. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common stock.

     SERIES C CONVERTIBLE PREFERRED UNITS

     Upon consummation of the first closing of the Reckson Transaction, which we anticipate will be completed prior to the completion of this offering, the operating partnership will have 1,441,947 Series C Convertible Preferred Units issued and outstanding. We anticipate that upon completion of the subsequent closings of the Reckson Transaction, the operating partnership will have a total of 2,508,523 Series C Convertible Preferred Shares issued and outstanding (assuming that no Series C Convertible Preferred Units are converted). The Series C Preferred Shares will have the following terms:

     VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series C Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series C Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series C Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series C Convertible Preferred Units.

     DISTRIBUTIONS. Holders of Series C Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to dividends payable on our common OP Units, and any other units ranking junior to the Series C Convertible Preferred Units, when, as and if declared by us, as general partner of the operating partnership, out of funds legally available for that purpose, at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to our common stock exceeds a rate of $1.56 (subject to adjustment) per share per year. Such dividends shall be cumulative from the date of issuance of the Series C Convertible Preferred Units and shall compound at a rate per annum equal to 9.75%.

     LIQUIDATION. In the event of any Liquidation Event involving the operating partnership or us, the holders of Series C Convertible Preferred Units will be entitled to receive, out of our assets legally available for distribution to our OP Unit holders, before distributions are made to holders of our common OP Units or any other units ranking junior to the Series C Convertible Preferred Units as to liquidation distributions, the greater of (i) (A) a liquidation preference in an amount equal to the sum of $25.00 per unit and accrued and unpaid cash distribution plus (B) the applicable liquidation premium set forth below, or
(ii) an amount per unit equal to the amount which would have been payable had each unit been converted into shares of common stock immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of the operating partnership or us and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred stock rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

     REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series C Convertible Preferred Units, the operating partnership may redeem for cash or common OP Units (at the holder's option) all or part of the outstanding Series C Convertible Preferred Units price per unit equal to the liquidation preference (which is $25.00 per unit) plus a redemption premium as set forth in the following table:


                                                                                   Redemption Premium as
                                                                                      a Percentage of
         Redemption Date                                                           Liquidation Preference
         --------------------------------------------------------------------      ----------------------

         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance......              4.825%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance....              3.62%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance.....              2.41%

         From the eighth anniversary of the date of issuance
         to and including the ninth anniversary of the date of issuance......              1.21%

         Thereafter..........................................................              0%


If we call less than all the Series C Convertible Preferred Units for redemption, units will be redeemed pro rata on the basis of the number of units owned. In the event of a change in control in which the surviving entity does not have or may not have senior unsecured indebtedness or preferred stock rated investment grade, each holder of Series C Convertible Preferred Units shall have the right to require us to redeem all, but not less than all, outstanding Series C Convertible Preferred Units owned by such holder for an amount per unit equal to the liquidation preference plus a premium equal to 10% of the liquidation preference.

     In the event a holder of the Series C Convertible Preferred Units elects to receive common OP Units, the holder will be entitled to receive the amount of common OP Units equal to the liquidation preference divided by the current market price of our common stock.

     In addition, pursuant to the rules of the American Stock Exchange, we are not permitted to issue common stock or securities convertible into common stock in one transaction or a series of related transactions which would result in the issuance of more than 19.9% of our issued and outstanding common stock unless our stockholders approve such issuance. As a result, the preferred stock and preferred OP Units received by the parties in the Reckson Transaction may not be converted into our common stock to the extent that the common stock they would receive upon the conversion combined with our common stock they receive in the transaction, exceeds 19.9% of the total number of shares of our issued and outstanding common stock unless approved by our stockholders prior to any conversion. We have agreed that if our stockholders fail to approve such issuance within one year from the date the preferred stock was received and two years from the date the preferred OP Units were received, each holder of the preferred stock or the preferred OP Units, as the case may be, received by the parties in the Reckson Transaction will be entitled to redeem for cash, at the applicable redemption price, all preferred stock or units, as the case may be, that may not be converted into our common stock without violating this rule. Additionally, we agreed in the Reckson Transaction to grant the parties a similar redemption right if we fail to file a proxy statement with the Securities and Exchange Commission within six months of the first closing of the Reckson Transaction and hold a meeting of our stockholders within one year of the first closing of the Reckson Transaction.

     CONVERSION. Subject to obtaining stockholder approval as described above, each holder of Series C Convertible Preferred Units has the right, at his or her option, at any time and from time to time, to convert such units into (a) the amount of cash obtained by multiplying the current market price per share of our common stock by a fraction, the numerator of which is the liquidation preference (which is $25.00 per unit) and the denominator of which is the conversion price (which is $15.75 per unit), or, if the operating partnership does not elect to give this cash payment, (b) at the election of the holder, (1) the number of shares of our common stock obtained by dividing the liquidation preference by the conversion price or (2) the number of Series B Preferred Shares identical to the number of Series C Convertible Preferred Units being converted. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common stock or any action affecting our common stock that in our opinion would materially adversely affect the conversion rights of the holders of Series C Convertible Preferred Units.

     FAVORED STATUS. Pursuant to the contribution agreement executed in connection with the Reckson Transaction, we and the operating partnership have agreed that the Reckson and Morris entities receiving our preferred stock or preferred OP Units will be entitled the benefit of any change or supplement to the terms of our Series C Preferred Shares which was previously disclosed to Reckson and Morris if the change or supplement is beneficial to the purchasers of the Series C Preferred Shares.

     SERIES D CONVERTIBLE PREFERRED UNITS

     The operating partnership currently has 450,700 Series D Convertible Preferred Units issued and outstanding. The Series D Convertible Preferred Units have the following terms:

     VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series D Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by the holders of outstanding Series D Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series D Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect any power, preference or special right of the holders of the Series D Convertible Preferred Unit.

     DISTRIBUTIONS. Holders of Series D Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to cash distributions on the operating partnership's common OP Units and any other units ranking junior to the Series D Convertible Preferred Units, when, as and if declared by us, in our capacity as general partner of the operating partnership, out of funds legally available for that purpose, at the rate of the greater of
(a) $2.25 per unit per year or (b) an amount per unit equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of shares of our common stock into which each Series D Convertible Preferred Unit is then convertible. However, on and after the ten year anniversary of the date of issuance of the Series D Convertible Preferred Units, the holders of the Series D Convertible Preferred Units shall be entitled to receive a cash distribution in an amount equal to the greater of (x) $4.50 per unit per year or (y) an amount per unit equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of shares of our common stock into which each Series D Convertible Preferred Unit is then convertible. Such cash distributions shall be cumulative from the date of issuance of the Series D Convertible Preferred Units and compound quarterly at a rate per annum equal to (1) on or prior to the tenth anniversary of the date of issuance of the Series D Convertible Preferred Units, 9% or (2) after the tenth anniversary of date of issuance of the Series D Convertible Preferred Units, 18%.

     LIQUIDATION. In the event of any (a) dissolution or winding up of the operating partnership or us or (b) sale or transfer of all or substantially all of the operating partnership's or our assets other than to an affiliate of either the operating partnership or us or (c) a consolidation or merger of the operating partnership or us with and into one or more entities which are not affiliates of the operating partnership or us which could result in a change in control, the holders of the Series D Convertible Preferred Units will be entitled to receive out of capital, surplus or earnings, before distributions are made to the holders of any of the operating partnership's common OP Units or any other units ranking junior to the Series D Convertible Preferred Units as to liquidation distributions an amount equal to the greater of (i)(a) a liquidation preference in an amount equal to the sum of $25.00 per unit and accrued and unpaid cash distributions plus (b) the applicable liquidation premium set forth below, or (ii) an amount per unit equal to the amount which would have been payable had each Series D Convertible Preferred Unit been converted into shares of common stock immediately prior to such liquidation, sale or merger. The liquidation premium referenced above shall mean (x) on or prior to the fifth anniversary of the date of the issuance of the Series D Convertible Preferred Units, an amount equal to 10% of the liquidation preference, or (y) after the fifth anniversary of the date of the issuance of the Series D Convertible Preferred Units, an amount equal to the redemption premium which will be payable on the Series

D Convertible Preferred Units if such units were called for redemption by us, as general partner of the Operating partnership.

     REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series D Convertible Preferred Units, the operating partnership may redeem for cash all, but not less than all, of the outstanding Series D Convertible Preferred Units at a price per unit equal to the liquidation preference (which is $25.00 per unit) plus a redemption premium as set forth in the following table:

                                                                                   Redemption Premium as
                                                                                      a Percentage of
         Redemption Date                                                           Liquidation Preference
         --------------------------------------------------------------------      ----------------------

         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance......              4.5%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance....              3.375%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance.....              2.25%

         Thereafter..........................................................              0%


     CONVERSION. Each Series D Convertible Preferred Unit is convertible at any time at the election of the holder into (i) cash, or if the operating partnership does not elect to give cash, (ii) the number of shares of our common stock or the operating partnership's common OP Units (at such holder's election) obtained by multiplying the current market price per share of our common stock by a fraction, the numerator of which is the aggregate liquidation preference (which is $25.00 per unit) and the denominator of which is the conversion price (which is $16.50 per unit). The conversion price is subject to adjustment upon certain events such as the combination or subdivision of our Common stock or the issuance by us of certain rights, options or warrants to all holders of our common stock under certain circumstances.

     SERIES E CONVERTIBLE PREFERRED UNITS

     Upon completion of the first closing of the Reckson Transaction, we will hold all of the outstanding Series E Convertible Preferred Units. Each of these OP Units will have a liquidation and dividend preference identical to the preference of one share of Series C Convertible Preferred Stock. Upon the conversion or redemption of shares of Series C Convertible Preferred Stock for shares of our common stock, we will be required to convert an equal number of Series E Convertible Preferred Units for common OP Units.

     SERIES F CONVERTIBLE PREFERRED UNITS

     Upon completion of the Private Placement, we will hold all of the outstanding Series F Convertible Preferred Units. Each of these OP Units will have a liquidation and dividend preference identical to the preference of one share of Series C Convertible Preferred Stock. Upon the conversion or redemption of shares of Series C Convertible Preferred Stock for shares of our common stock, we will be required to convert and equal number of Series F Convertible Preferred Units for common OP Units.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion of certain federal income tax considerations that may be relevant to a U.S. person who holds common stock, is based on current law, and is not intended and should not be construed as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all prospective U.S. stockholders and does not discuss all of the aspects of federal income taxation that may be relevant to a prospective U.S. stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. This discussion supplements and supersedes (to the extent inconsistent therewith) the discussion set forth in the accompanying prospectus under the heading "Federal Income Tax Considerations."

     EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF SHAREHOLDERS; CAPITAL GAINS AND LOSSES.

     The maximum marginal individual federal income tax rate is currently 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of prior deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses.

POTENTIAL LEGISLATIVE ACTION REGARDING REITS.

     On February 2, 1999, the Clinton Administration released a summary of its proposed budget plan and on August 5, 1999 the Taxpayer Refund and Relief Act of 1999 was approved by Congress, both of which contained several provisions affecting REITs. One such provision of the Taxpayer Refund and Relief Act of 1999, if enacted in its present form, would (subject to certain grandfather rules) prohibit a REIT from holding securities representing more than 10% of the value of all classes of stock of a corporation, other than a qualified REIT subsidiary or another REIT. However, REITs would, subject to certain limitations, be allowed to hold "taxable REIT subsidiaries" which would be subject to full corporate level taxation. Under such provision, we would be allowed to combine or convert our existing stock interest in the Management Company into a "taxable REIT subsidiary" or continue to hold such interest subject to certain transition rules. If we did not elect to convert the Management Company to a taxable REIT subsidiary, such provision, if enacted in its present form, may limit the future activities and growth of the Management Company. No prediction can be made as to whether such legislation or any other legislation affecting REITs will be enacted and the impact of any such legislation on our operations.

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                                1,379,310 SHARES

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION

                                  COMMON STOCK

                               -------------------

                              PROSPECTUS SUPPLEMENT

                               -------------------

                               SEPTEMBER 23, 1999

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